                                    EXHIBIT 99.3

                       Form of Notice of Grant of Stock Option


                                     ENCAD, INC.

                        1997 SUPPLEMENTAL STOCK OPTION PLAN
                           NOTICE OF GRANT OF STOCK OPTION



          Notice is hereby given of the following option grant (the "Option") to purchase shares of the Common Stock of ENCAD, Inc. (the "Corporation"):

          OPTIONEE:
                   ------------------------------------------
          GRANT DATE:
                     -----------------------------------
          VESTING COMMENCEMENT DATE:
                                    -------------------------
          EXERCISE PRICE:  $                  per share
                            -----------------
          NUMBER OF OPTION SHARES:                 shares
                                   ---------------
          EXPIRATION DATE:
                          -----------------------------------

          TYPE OF OPTION:  Non-Statutory Stock Option

          EXERCISE SCHEDULE:  The Option shall become exercisable in sixteen
(16) successive equal quarterly installments measured from the first anniversary of the Vesting Commencement Date. In no event shall the Option become exercisable for any additional Option Shares after Optionee's cessation of Service.

          Optionee understands and agrees that the Option is granted subject to and in accordance with the terms of the ENCAD, Inc. 1997 Supplemental Stock Option Plan (the "Plan"). Optionee further agrees to be bound by the terms of the Plan and the terms of the Option as set forth in the Stock Option Agreement (the "Option Agreement") attached hereto as Exhibit A.

          Optionee hereby acknowledges receipt of a copy of the official prospectus for the Plan in the form attached hereto as Exhibit B. A copy of the Plan is available upon request made to the Plan Administrator at the Corporation's principal offices.

          NO EMPLOYMENT OR SERVICE CONTRACT. Nothing in this Notice or in the attached Option Agreement or in the Plan shall confer upon Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining Optionee) or of Optionee, which rights are hereby expressly reserved by each, to terminate Optionee's Service at any time for any reason, with or without cause.

          DEFINITIONS. All capitalized terms in this Notice shall have the meaning assigned to them in this Notice or in the attached Option Agreement.





Dated
     ----------------------------

                                        ENCAD, INC.


                                        By:
                                             -------------------------------

                                        Title:
                                              ------------------------------



                                        OPTIONEE


                                        By:
                                             -------------------------------

                                        Address:
                                                ----------------------------

                                        ------------------------------------

                                        Social Security #:
                                                          ------------------

ATTACHMENTS
EXHIBIT A - STOCK OPTION AGREEMENT
EXHIBIT B - PLAN SUMMARY AND PROSPECTUS

                                      EXHIBIT B

                             PLAN SUMMARY AND PROSPECTUS



                                     ENCAD, INC.
                       _______________________________________

                         1997 SUPPLEMENTAL STOCK OPTION PLAN
                                  (OCTOBER 13, 1997)

                             PLAN SUMMARY AND PROSPECTUS
                        ______________________________________

                                  TABLE OF CONTENTS

                                                                                                   Page
INFORMATION ON THE 1997 SUPPLEMENTAL  STOCK OPTION PLAN                                              1

     QUESTIONS AND ANSWERS ABOUT THE PLAN..........................................................  1
     GENERAL PROVISIONS............................................................................  1
     1.      What is the basic structure of the Plan?..............................................  1
     2.      When was the Plan adopted?............................................................  1
     3.      Who is eligible to participate?.......................................................  1
     4.      Who administers the Plan?.............................................................  2
     5.      What stock will I receive upon the exercise of an option or upon a share issuance under the Plan?..............................................................  2
     6.      How many shares of Common Stock may be issued under the Plan?.........................  2
     7.      What happens if there is a stock dividend or other change in the
             Corporation's Common Stock?...........................................................  2
     8.      Can the Plan be amended or terminated?................................................  2
     GRANT OF OPTIONS..............................................................................  2
     9.      How are options granted under the Plan?...............................................  2
     10.     Will I be required to pay for an option granted under the Plan?.......................  3
     11.     How is the exercise price determined?.................................................  3
     12.     How is the fair market value of the Common Stock determined?..........................  3
     13.     Can I assign or transfer my options?..................................................  3
     14.     When do I acquire the rights of a shareholder?........................................  3
     EXERCISE OF OPTIONS...........................................................................  3
     15.     When may I exercise my options?.......................................................  3
     16.     How do I exercise my options?.........................................................  3
     17.     What form of payment is required when I exercise my options?..........................  4
     18.     Does the Corporation have the right to repurchase the shares I receive upon the exercise of my option?.......................................................  4
     EARLY TERMINATION OF OPTIONS..................................................................  5
     19.     What happens to my options if my employment or service terminates?....................  5
     20.     What happens to my options if I die or become disabled?...............................  5
     21.     What happens to my options if the Corporation acquired or merged?.....................  5
     22.     What happens to my options if they are not terminated upon a Corporate
             Transaction?..........................................................................  6
     23.     What happens to my options if there is a change in control of the
             Corporation?..........................................................................  6
     DISPOSITION OF OPTION SHARES..................................................................  6
     24.     When can I sell my shares?............................................................  6
     MISCELLANEOUS.................................................................................  6
     25.     Are loans or installment payments available under the Plan?...........................  6
     26.     Do I have the right to remain employed until my options under the Plan vest?..........  7
     27.     Are there any circumstances which would cause me to lose my rights with respect to an option or a share issuance?.............................................  7
     28.     Does the Plan restrict the authority of the Corporation to grant or assume options outside of the Plan?...................................................  7
     29.     Does the grant of an option or the issuance of shares under the Plan affect my eligibility to participate in other plans of the Corporation?...............  7
     30.     What is a subsidiary corporation?.....................................................  7
     31.     Is the Plan subject to ERISA?.........................................................  7

                                                                                                   Page
QUESTIONS AND ANSWERS ON FEDERAL TAX CONSEQUENCES..................................................  8
     NON-STATUTORY OPTIONS.........................................................................  8
     T1.     Will the grant of a Non-Statutory Option result in Federal income tax liability to me?......................................................................  8
     T2.     What Federal income tax liability results upon the exercise of a
             Non-Statutory Option?.................................................................  8
     T3.     What if the shares purchased under a Non-Statutory Option are subject to the Corporation's repurchase rights?..................................................  8
     T4.     What is the effect of making a Section 83(b) election?................................  8
     T5.     What are the Federal tax consequences to the Corporation?.............................  9
     T6.     Will I recognize additional income when I sell shares acquired under a
             Non-Statutory Option?.................................................................  9
     T7.     Can shares of Common Stock be used to satisfy tax withholding requirements?.........................................................................  9
     T8.     What are the consequences of paying the exercise price of a Non-Statutory
             Option in the form of shares of Common Stock previously acquired upon the exercise of employee stock options or through open-market purchases?..............  9
REGISTRANT INFORMATION AND PLAN ANNUAL INFORMATION................................................. 10

THIS DOCUMENT CONSTITUTES PART OF THE OFFICIAL PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

                               INFORMATION ON THE
                      1997 SUPPLEMENTAL STOCK OPTION PLAN

          ENCAD, Inc., a corporation organized under the laws of the State of California (the "Corporation"), is offering shares of its common stock to eligible individuals pursuant to stock options under the ENCAD, Inc.1997 Supplemental Stock Option Plan (the "Plan"). The purpose of the Plan is to offer the Corporation's selected employees, independent consultants and advisors the opportunity to acquire an ownership interest in the Corporation as an incentive for such individuals to continue in service. Unless the context indicates otherwise, all references to the Corporation in this description of the Plan will include ENCAD, Inc. and any parent or subsidiary corporations.

                     QUESTIONS AND ANSWERS ABOUT THE PLAN

          This document sets forth in question and answer format a description of the material provisions of the Plan.

                             GENERAL PROVISIONS

     1.   WHAT IS THE BASIC STRUCTURE OF THE PLAN?

          All options granted under this Plan will be Non-Statuatory Options. Options may be granted to eligible individuals which will provide them with the right to purchase a specified number of shares of the Corporation's common stock at a fixed price based upon the fair market value of the option shares on the grant date. The number of shares and the per share price under any option will be determined by the Plan Administrator at the time of grant and set forth in a written agreement evidencing the gr ant. The right to purchase shares may be immediately exercisable or may become exercisable in one or more installments over a designated period of service as set forth in the option agreement. To the extent the right is exercisable, the option may be exercised at any time before the date the option expires or terminates. Shares acquired pursuant to immediately exercisable options will usually be subject to a repurchase right in the Company exercisable upon termination of employment and which will lapse over the designated period of service.

          This Plan Summary and Prospectus will provide you with a description of the principal terms and conditions of the option grants and share issuances which may be made from time to time under the Plan.

     2.   WHEN WAS THE PLAN ADOPTED?

          The Plan was adopted by the Corporation's Board of Directors on October 13, 1997.

     3.   WHO IS ELIGIBLE TO PARTICIPATE?

          Employees, independent, consultants and advisors in the service of the Corporation (or any parent or subsidiary) who are neither officers of the Corporation nor members of the Board and who are not otherwise Section 16 Insiders at the time of the option grant. The actual individuals to whom such option grants or share issuances are to be made will be determined by the Plan Administrator in its sole discretion.

     4.   WHO ADMINISTERS THE PLAN?

          The Plan will be administered by the Board or by a committee or designee of the Board (the "Plan Administrator"). Any committee or designee will serve for so long as the Board deems appropriate and may be removed by the Board at any time.

          The Plan Administrator will have full authority to determine, subject to the express provisions of the Plan, the persons to whom option grants are to be made, the number of shares to be subject to each such grant, the maximum period for which the granted option is to remain outstanding, the time or times at which such option is to become exercisable and the vesting schedule (if any) applicable to any shares purchased pursuant to such options. The decisions of the Committee as Plan Administrator o n all matters relating to the Plan are binding and conclusive on all persons having any interest in the Plan.

     5. WHAT STOCK WILL I RECEIVE UPON THE EXERCISE OF AN OPTION OR UPON A SHARE ISSUANCE UNDER THE PLAN?

          Your option will be an option to buy common stock of ENCAD, Inc. (the "Common Stock").

     6.   HOW MANY SHARES OF COMMON STOCK MAY BE ISSUED UNDER THE PLAN?

          Shares of the Corporation's Common Stock shall be available for issuance under the Plan and shall be drawn from either the Corporation's authorized but unissued shares of Common Stock or from reacquired shares of Common Stock, including shares repurchased by the Corporation on the open market. The maximum number of shares of Common Stock which may be issued over the term of the Plan shall not exceed 140,000 shares.

     7. WHAT HAPPENS IF THERE IS A STOCK DIVIDEND OR OTHER CHANGE IN THE CORPORATION'S COMMON STOCK?

          In the event of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, appropriate adjustments will automatically be made to the number and/or class of shares issuable under the Plan. Such adjustments will preclude the dilution or enlargement of the rights and benefits available to the holders of those outstanding options.

     8.   CAN THE PLAN BE AMENDED OR TERMINATED?

          Yes. The Board has exclusive authority to amend or modify the Plan in any and all respects. However, no amendment or modification which adversely affects the rights of an option holder or which adversely affects the rights of any individual with respect to Common Stock issued pursuant to the Plan may occur without the consent of such individual.

          Unless sooner terminated as a result of a Corporate Transaction (see Question 21), the Plan will terminate upon the earlier of (i) the tenth anniversary of its Effective Date or (ii) the date on which all shares available for issuance under the Plan are issued or cancelled. All options outstanding and all shares issued and outstanding on such date will continue to have force and effect in accordance with the provisions of the instruments evidencing such grants or issuances.

                              GRANT OF OPTIONS

     9.   HOW ARE OPTIONS GRANTED UNDER THE PLAN?

          The Plan Administrator will have complete discretion to determine when and to whom options will be granted, the number of shares subject to each such grant, the time or times the option is to become exercisable, the restrictions to be imposed on such options or the shares issued on exercise of the options and the maximum term for which the option is to remain outstanding. An individual granted such an option must sign an option agreement evidencing the grant.

    10.   WILL I BE REQUIRED TO PAY FOR AN OPTION GRANTED UNDER THE PLAN?

          No. The option is granted in recognition of your services to the Corporation and does not require any cash payment. To purchase shares under the option, however, you must pay the exercise price for the number of shares you elect to purchase. See the section below entitled "Exercise of Options."

    11.   HOW IS THE EXERCISE PRICE DETERMINED?

          The exercise price per share is determined by the Plan
Administrator and cannot be less than 100% of the fair market value of the Common Stock on the grant date.

    12.   HOW IS THE FAIR MARKET VALUE OF THE COMMON STOCK DETERMINED?

          The fair market value per share of Common Stock on any relevant date under the Plan will be the closing selling price on that date, as reported on the Nasdaq National Market System. If the Common Stock is not traded on that day, the fair market value will be the closing selling price per share on the last preceding date for which such quotation exists. Stock prices of shares traded on the Nasdaq National Market System are reported daily in most major newspapers.

    13.   CAN I ASSIGN OR TRANSFER MY OPTIONS?

          No. Your options cannot be assigned or transferred, except by the provisions of your will or the laws of descent and distribution following your death.

    14.   WHEN DO I ACQUIRE THE RIGHTS OF A SHAREHOLDER?

          An option holder will not have any shareholder rights with respect to the shares covered by his or her option. Shareholder rights are acquired when an optionee exercises the option, pays the exercise price for the purchased shares and is issued those shares.

                              EXERCISE OF OPTIONS

    15.   WHEN MAY I EXERCISE MY OPTIONS?

          Your option may be immediately exercisable for all of the option shares or may become exercisable for such shares in one or more installments over a designated period that you remain in the Corporation's service. The exercise schedule applicable to your option will be determined by the Plan Administrator at the time of grant and will be set forth in the option agreement evidencing the grant. You may exercise your option at any time for the shares for which your option has become exercisable provi ded you do so before the option expires or terminates.

          No option granted under the Plan may have a term in excess of ten
(10) years. Your option may, however, terminate prior to its designated expiration date in the event of your termination of service or upon the occurrence of certain other events. See the section below entitled "Early Termination of Options."

    16.   HOW DO I EXERCISE MY OPTIONS?

          To exercise an option, you must provide the Corporation with written notice in which you specify the number of shares which you wish to purchase under the option. You will be required to satisfy all applicable income and employment tax withholding requirements at that time. For information about the tax treatment applicable to your option exercises, see the "Questions and Answers on Federal Tax Consequences" section below.

     17.  WHAT FORM OF PAYMENT IS REQUIRED WHEN I EXERCISE MY OPTIONS?

          The exercise price for the purchased shares is due immediately upon the exercise of your option. Payment may be made in one of the following forms: (i) full payment in cash or check payable to the Corporation, (ii) full payment in shares of Common Stock held for a requisite period necessary to avoid a charge to the Corporation's earnings for financial reporting purposes, or (iii) full payment through a combination of such shares of Common Stock and cash or check payable to the Corporation. Any shares delivered in payment will be valued at fair market value (see Question 12) on the exercise date. The Plan Administrator may, in its discretion, allow you to finance the exercise of your option through a loan from the Corporation or through payment of the exercise price in installments. See Question 25 for further details with respect to such loans or installment payments.

          Cashless exercises are also permitted. To utilize such procedure, you must provide irrevocable written instructions to a designated brokerage firm to effect the immediate sale of the shares purchased under your option and then to pay over to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable withholding taxes.
 Concurrently with such instructions, you must also direct the Corporation to deliver the certificates for the purchased shares to the brokerage firm in order to complete the sale transaction.

     18. DOES THE CORPORATION HAVE THE RIGHT TO REPURCHASE THE SHARES I RECEIVE UPON THE EXERCISE OF MY OPTION?

          The answer will depend upon the exercise schedule in effect for the option you are granted. If you are granted an option which becomes exercisable for the option shares in one or more installments over your period of service, then the shares of Common Stock purchased under such option will generally be fully vested when acquired and will not be subject to the Corporation's repurchase rights upon your termination of service. However, if you are granted an option which is exercisable immediately, then the shares of Common Stock purchased under such option will normally be subject to a vesting schedule pursuant to which the Corporation may repurchase, at the original exercise price, any unvested shares you hold at the time of your cessation of service.

          The Corporation's repurchase rights cover not only the unvested Common Stock purchased under your stock option, but also any new, substituted or additional shares or other property subsequently distributed with respect to such Common Stock by reason of any stock dividend, stock split, recapitalization or other transaction affecting the outstanding Common Stock as a class. Such new, substituted or additional shares or other property will be subject to the Corporation's repurchase rights to the sam e extent that the shares of Common Stock you hold under the Option Grant Program are at the time covered by such rights. Appropriate adjustments to reflect the distribution will be made to the number of shares subject to the Corporation's repurchase rights and the price per share payable upon the exercise of such rights in order to reflect the effect such distribution may have upon the Corporation's capital structure.

          You may not transfer, assign or encumber any unvested shares of Common Stock which are subject to the Corporation's repurchase rights, except for permissible gifts to family members or family trusts or transfers by will or descent and distribution following your death. The certificates representing such unvested shares may, in the Committee's discretion, bear a legend indicating the existence of such transfer restrictions or the unvested shares may be held in escrow by the Corporation until your interest in the shares vests.

        The Corporation's repurchase rights will lapse, and you will vest in the option shares, in one or more installments according to the vesting schedule established by the Committee and set forth in the instrument evidencing the repurchase rights applicable to those shares. If you wait to exercise your option until you are fully vested in the option shares, the Corporation will no longer have any right to repurchase the shares you acquire.

          The Committee will have full discretion to establish the remaining terms and conditions upon which the Corporation's repurchase rights are to become exercisable for unvested shares (including the procedure for effecting such repurchase), and these additional provisions will be also included in the instrument evidencing the repurchase rights.

          All of the Corporation's outstanding repurchase rights will automatically terminate, and all shares subject to the terminated rights will immediately vest, upon the occurrence of any Corporate Transaction, except to the extent (i) one or more of such repurchase rights are to be assigned to the successor corporation or (ii) such termination is precluded by other limitations imposed by the Committee in the instrument evidencing such repurchase rights. See Questions 23 and 24 below for further infor mation concerning Corporate Transactions.


                          EARLY TERMINATION OF OPTIONS
                          ----------------------------

     19.  WHAT HAPPENS TO MY OPTIONS IF MY EMPLOYMENT OR SERVICE TERMINATES?

           Following your termination of service with the Corporation, you will have a limited period of time in which to exercise your outstanding options for any shares for which they are exercisable on your termination date. The length of this period will be set forth in your option agreement, but you must in all events exercise your option before the specified expiration date of the option term.

          For purposes of the Plan, you will be deemed to continue in service for so long as you render services to the Corporation or any parent or subsidiary corporation, whether as an employee, an independent consultant or advisor retained to perform specific tasks or assignments for the Corporation, or a non-employee member of the board of directors.

          The Plan Administrator will have the discretion to extend the period of time in which you may exercise one or more of your options following your cessation of service and/or to permit such options to be exercised not only with respect to the number of shares for which they are at the time exercisable but also with respect to one or more subsequent installments of purchasable shares for which they would have otherwise become exercisable had you continued in service. You will be notified, at the ti me of your cessation of service, in the event the Plan Administrator decides to provide you with any of these additional benefits.

     20.  WHAT HAPPENS TO MY OPTIONS IF i DIE OR BECOME DISABLED?

          Should you die while holding one or more options, then the personal representative of your estate or the person(s) to whom those options are transferred by the provisions of your will or the laws of descent and distribution following your death may exercise the transferred options for any or all shares for which they were exercisable on the date your service with the Corporation ceased, less any shares you may have subsequently purchased under those options prior to your death. Each such option m ust be exercised by the earlier of (i) the expiration date of the option term or
(ii) the expiration of the limited exercise period following your death specified in the agreement evidencing the option.

          If you become disabled while holding one or more options under the Plan, you will have a limited period following the date your service terminates by reason of such disability in which to exercise your options for any or all of the shares for which such options were exercisable on your termination date. The length of the post-termination period for which each of your options will remain so exercisable will be specified in the instrument evidencing the option grant. In no event, however, may you exercise any such option after the specified expiration date of the option term. For purposes of the Plan, you will be deemed to be disabled if you are unable to perform your usual duties for the Corporation by reason of any medically-determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) consecutive months or more.

21.       WHAT HAPPENS TO MY OPTIONS IF THE cORPORATION IS ACQUIRED OR MERGED?

          In the event of a Corporate Transaction (as defined below), all unexercised options outstanding under the Plan will automatically accelerate and become fully exercisable immediately prior to the completion of the Corporate Transaction (subject to appropriate adjustments to reflect the Corporate Transaction) unless (I) instrument evidencing your option expressly provides otherwise, or (ii) your option is to be assumed by the successor corporation (or its parent company) or replaced with a comparab le option to purchase shares of the successor corporation (or its parent company).

           A Corporate Transaction is defined under the Plan as:

           - a sale or other disposition of all or substantially all the assets of the Corporation in liquidation or dissolution of the Corporation; or

           - any merger or consolidation in which the Corporation is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to holders different from those who held such securities immediately prior to such merger.

     22. WHAT HAPPENS TO MY OPTIONS IF THEY ARE NOT TERMINATED UPON A CORPORATE TRANSACTION?

          Each continuing or assumed option will, immediately after the Corporate Transaction, be appropriately adjusted to apply and pertain to the number and class of securities which would have been issuable, in completion of the Corporate Transaction, to an actual holder of the same number of shares of Common Stock as is subject to the option immediately prior to the Corporate Transaction. Appropriate adjustments will also be made to the exercise price payable per share, provided the aggregate exercise price will remain the same.

     23. WHAT HAPPENS TO MY OPTIONS IF THERE IS A CHANGE IN CONTROL OF THE CORPORATION?

          On a change in control of the Corporation, unless the governing agreements provide otherwise, all options will become immediately exercisable and all shares issued or issuable under the Plan will become fully vested.

          A Change in Control will generally be deemed to occur under the Plan in the event:

               i) any person or related group of persons (other than the Corporation or any person or entity affiliated with the Corporation) directly or indirectly acquires beneficial ownership of securities possessing more than 50% of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's shareholders which the Board does not recommend such shareholders to accept; or

               ii) there is a change in the composition of the Board over a period of 24 consecutive months or less such that a majority of the Board members cease, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by a majority of the Board members described in clause (A) who were stil l in office at the time such election or nomination was approved by the Board; or

                         DISPOSITION OF OPTION SHARES
                         ----------------------------

     24.       WHEN CAN I SELL MY SHARES?

          You may sell your shares of Common Stock at any time without restriction, provided you are not an officer of the Corporation at the time of the sale, nor in possession of any material, non-public information. These shares have been registered for trading with the NASDAQ National Market System.

                                MISCELLANEOUS
                                -------------

     25.  ARE LOANS OR INSTALLMENT PAYMENTS AVAILABLE UNDER THE PLAN?

          The Plan Administrator has the authority to assist you in the exercise of your option or the purchase of your shares by (i) authorizing the extension of a loan to you from the Corporation or (ii) permitting you to pay the exercise price or the purchase price for the purchased shares in installments over a period of years. The terms of any such loan or installment method of payment, including the interest rate and terms of repayment, will be established in the sole discretion of the Plan Administr ator. Loans and installment payments may be made without security or collateral; however, the maximum credit available to you may not exceed the exercise or purchase price payable for the acquired shares, plus any withholding tax liability incurred by you in connection with such exercise or issuance. Loans extended by the Corporation may, at the discretion of the Plan Administrator, be forgiven in whole or in part over the optionee's or participant's period of service. The Plan Administrator has no oblig

          The Corporation will comply with all applicable requirements of Regulation G of the Board of Governors of the Federal Reserve System in connection with any loans or guarantees extended under the Plan.

     26. DO I HAVE THE RIGHT TO REMAIN EMPLOYED UNTIL MY OPTIONS UNDER THE PLAN VEST?

          No. Nothing in the Plan or in any option grant or share issuance under such plan is intended to provide any individual with the right to remain in the Corporation's service for any specific period, and both you and the Corporation will each continue to have the right to terminate your service at any time and for any reason, with or without cause.

     27. ARE THERE ANY CIRCUMSTANCES WHICH WOULD CAUSE ME TO LOSE MY RIGHTS WITH RESPECT TO AN OPTION OR A SHARE ISSUANCE?

          Yes. The grant of stock options and the issuance of Common Stock under such options are subject to the Corporation's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan and the securities issuable thereunder. It is possible that the Corporation could be prevented from granting stock options or from issuing shares of Common Stock under the Plan in the event one or more required approvals or permits were not obtained.

     28. DOES THE PLAN RESTRICT THE AUTHORITY OF THE CORPORATION TO GRANT OR ASSUME OPTIONS OUTSIDE OF THE PLAN?

          No. The Plan does not limit the authority of the Corporation to grant options outside of the Plan or to grant options to, or assume the options of, any person in connection with the acquisition of the business and assets of any firm, company or other business entity.

     29. DOES THE GRANT OF AN OPTION OR THE ISSUANCE OF SHARES UNDER THE PLAN AFFECT MY ELIGIBILITY TO PARTICIPATE IN OTHER PLANS OF THE CORPORATION?

          No. Stock option grants and share issuances made under the Plan do not in any way affect, limit or restrict your eligibility to participate in any other Plan or other compensation or benefit plan, arrangement or program maintained by the Corporation.

     30.  WHAT IS A SUBSIDIARY CORPORATION?

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          A corporation is a subsidiary if the Corporation owns,
directly or indirectly, stock possessing fifty percent (50%) or more of the total combined voting power of the outstanding securities of such corporation.

     31.  IS THE PLAN SUBJECT TO ERISA?

          No. The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA) or Section 401(a) of the Code.


               QUESTIONS AND ANSWERS ON FEDERAL TAX CONSEQUENCES

          The following is a general description of the Federal income tax consequences of stock option grants and share issuances under the Plan. State and local tax treatment, which is not discussed below, may vary from such Federal income tax treatment. You should consult with your own tax advisor as to the tax consequences of your particular transactions under the Plan.

     T1. WILL THE GRANT OF A NON-STATUTORY OPTION RESULT IN FEDERAL INCOME TAX LIABILITY TO ME?

          No. Federal income and other tax liability results upon the exercise of a Non-Statutory option and the ultimate sale of the purchased shares.

     T2. WHAT FEDERAL INCOME TAX LIABILITY RESULTS UPON THE EXERCISE OF A NON-STATUTORY OPTION?

          Normally, you will recognize ordinary income upon the exercise of the Non-Statutory Option in an amount equal to the excess of (i) the fair market value of the purchased shares on the date of exercise over (ii) the exercise price. This income will be reported by the Corporation on your W-2 wage statement for the year, and you will be required to satisfy the tax withholding requirements applicable to this income.

     T3. WHAT IF THE SHARES PURCHASED UNDER A NON-STATUTORY OPTION ARE SUBJECT TO THE CORPORATION'S REPURCHASE RIGHTS?

          If the shares you purchase under a Non-Statutory Option are unvested and subject to the Corporation's right to repurchase those shares at the original exercise price upon your termination of service prior to vesting in such shares, then such shares will be treated as subject to a substantial risk of forfeiture under the Federal tax laws. Accordingly, you will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the Corporation's repurcha se rights lapse, an amount equal to the excess of (1) the fair market value of the shares on the date such shares vest over (2) the exercise price paid for the shares.

          If you purchase shares subject to such a substantial risk of forfeiture, you may elect under Code Section 83(b) to recognize income at the time of exercise (see Question T4).

     T4.  WHAT IS THE EFFECT OF MAKING A SECTION 83(b) ELECTION?

          If you purchase shares subject to a substantial risk of forfeiture (see Question T3), you may elect under Code Section 83(b) to include as ordinary income in the year of exercise an amount equal to the excess of (i) the fair market value of the purchased shares on the date of exercise over
(ii) the exercise price paid for the shares. The fair market value of the purchased shares will be determined as if the shares were not subject to the Corporation's repurchase rights or other forfeiture restric tions. If you make the Section 83(b) election, you will not recognize any additional income when the forfeiture restrictions subsequently lapse.

          The Section 83(b) election must be filed with the Internal Revenue Service within thirty (30) days following the date the option is exercised, and the resulting ordinary income is subject to applicable tax withholding requirements.

          NOTE: In determining whether to make a Section 83(b) election, you should bear in mind that you will not be entitled to any tax refund should your unvested shares subsequently be reacquired by the Corporation upon your cessation of service. For example, assume you purchase 1,000 shares worth $14.00 per share for $10,000 ($10 per share), file a Section 83(b) election, and incur Federal tax liability of approximately $1,200.00 (assuming a Federal income tax rate of 30%).
     If the shares are subsequently reacquired by the Corporation for $10 per share, you will not be entitled to a refund of the $1,200.00 in taxes you previously paid with respect to those shares.

     T5.  WHAT ARE THE FEDERAL TAX CONSEQUENCES TO THE CORPORATION?

          The Corporation will be entitled to an income tax deduction equal to the amount of ordinary income you recognize in connection with the exercise of the Non-Statutory Option, provided the applicable withholding requirements are satisfied. The deduction will, in general, be allowed for the taxable year of the Corporation in which you recognize such ordinary income.

     T6. WILL I RECOGNIZE ADDITIONAL INCOME WHEN I SELL SHARES ACQUIRED UNDER A NON-STATUTORY OPTION?

          Yes. You will recognize a capital gain to the extent the amount realized upon the sale of such shares exceeds their fair market value at the time you recognized the ordinary income with respect to their acquisition. A capital loss will result to the extent the amount realized upon such sale is less than such fair market value. The gain will be subject to preferential capital gains tax rates if the shares are held for more than twelve (12) months prior to the disposition. The holding period nor mally starts at the time the Non-Statutory Option is exercised.

     T7. CAN SHARES OF COMMON STOCK BE USED TO SATISFY TAX WITHHOLDING REQUIREMENTS?

          Yes. The Committee may, in its discretion and upon such terms and conditions as it deems appropriate, provide optionees with the election to have a portion of the shares of Common Stock otherwise issuable to them under the Plan (in any amount specified by such individual up to 100%) withheld by the Corporation in satisfaction of the Federal and state income and employment taxes incurred in connection with their exercise of Non-Statutory Options. Any election to have shares withheld will be subje ct to the approval of the Committee and no shares will be accepted in satisfaction of such tax liability except to the extent the Committee approves the election.


          Optionees may also be granted the alternative right, subject to Committee approval, to deliver previously acquired shares of Common Stock to the Corporation in satisfaction of such tax liability. The withheld or delivered shares will be valued at fair market value on the date the optionee's tax liability for the shares purchased under the Plan is determined.


     T8. WHAT ARE THE CONSEQUENCES OF PAYING THE EXERCISE PRICE OF A NON-STATUTORY OPTION IN THE FORM OF SHARES OF COMMON STOCK PREVIOUSLY ACQUIRED UPON THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR THROUGH OPEN-MARKET PURCHASES?

          If you pay the exercise price of a Non-Statutory Option with shares of Common Stock previously acquired upon the exercise of Incentive or Non-Statutory Options or through open-market purchases, then you will not recognize any taxable income to the extent the shares of Common Stock received upon the exercise of the Non-Statutory Option equal the number of shares of Common Stock delivered in payment of the exercise price. For Federal income tax purposes, these newly-acquired shares will have the sa me basis and holding period as the delivered shares.

          The additional shares of Common Stock received upon the exercise of the Non-Statutory Option will, in general, have to be reported as ordinary income for the year of exercise in an amount equal to their fair market value on the date of exercise. These additional shares will have a tax basis equal to such fair market value, and their holding period will, in general, be measured from the date of exercise. However, if the shares purchased under the Non-Statutory Option are subject to a substantial risk of forfeiture (see Question T3), then the recognition and measurement of ordinary income and the commencement of the holding period will be deferred until the time those repurchase rights or forfeiture restrictions lapse, unless you file a Section 83(b) election to be taxed at the time of exercise.


              REGISTRANT INFORMATION AND PLAN ANNUAL INFORMATION

          ENCAD, Inc. is a California corporation which maintains its principal executive offices at 6059 Cornerstone Court West, San Diego, California 92121. The telephone number at the executive offices is (619) 452-0882. You may contact the Corporation at this address or telephone number for further information concerning the Plan and its administration.

          A copy of the Corporation's Annual Report to Shareholders can be furnished, without charge, to each participant upon written or oral request to: Investor Relations, ENCAD, Inc., 6950 Cornerstone Court West, San Diego, California 92121, or upon telephoning the Corporation at (619) 452-0882. In addition, any person receiving a copy of this Summary and Prospectus may obtain without charge, upon written or oral request to the Plan Administrator, a copy of any of the documents listed below, which ar e hereby incorporated by reference into this Summary and Prospectus, other than certain exhibits to such documents:

               The Corporation's Prospectus, filed with the Corporation's S-1 Registration Statement No. 33-70220, under the Securities Act of 1933, in which there is set forth the Corporation's audited financial statements for the fiscal year ended December 31, 1992.

               The Corporation's Registration Statement on Form 8-A filed with the Commission on December 6, 1993, in which there is described the terms, rights and provisions applicable to the Corporation's outstanding Common Stock.

          The Corporation can also deliver, upon written or oral request, to each participant in the Plan who does not otherwise receive such materials, a copy of all reports, proxy statements and other communications distributed to the Corporation's shareholders.

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